Exhibit 99.1

Patterson Companies Reports Fiscal 2015 First Quarter Operating Results

•	Diluted EPS of $0.50, up more than 11 percent from the prior year;

•	National Veterinary Services Limited (NVS) acquisition contributed $174 million to consolidated sales and $0.02 per diluted share to net earnings;

•	Solid growth in sales of consumables in both the dental and veterinary businesses; and

•	Company reaffirms prior guidance for fiscal 2015 of $2.20 to $2.30 per diluted share.

St. Paul, Minn—August 21, 2014—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $1,059.5 million in its fiscal first quarter, ended July 26, 2014, an increase of more than 20 percent from $880.1 million in the year-earlier period. Net income was $50.3 million, or $0.50 per diluted share, compared to net income of $45.9 million, or $0.45 per diluted share, in the year-ago period. Fiscal 2015 first quarter results included $173.6 million of consolidated sales and an earnings contribution of $0.02 per diluted share from the acquisition in the United Kingdom of National Veterinary Services Limited (NVS), which closed on August 16, 2013.

“We are pleased with the trends we saw in the fiscal first quarter and the business generally performed within our expectations,” said Scott Anderson, chairman and chief executive officer. “With the actions we took in fiscal 2014 to increase our efficiency, coupled with the long-term investments we are making to build on our capabilities, we believe we have better positioned the company for success through fiscal 2015 and for the long-term. Aided by the investments, we are focused on improving our execution against those strategies to generate consistent performance and maximize shareholder value.”

Patterson Dental

During the fiscal 2015 first quarter, the Dental unit generated sales growth in both consumables and basic equipment. Sales for Patterson Dental improved slightly from the year earlier period, on a constant currency basis, to $556.0 million, while the negative impact of currency exchange reduced reported sales to $552.7 million. Patterson Dental comprised a little more than half of total company sales in the period. By category, again on a constant currency basis, versus the year-ago quarter, sales of:

•	Consumable dental supplies rose 2.5 percent;

•	Dental equipment declined 7.3 percent overall, but rose by high-single digits excluding CEREC trade-ups in the prior year; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 7.8 percent.

Anderson stated: “In the fiscal first quarter we saw positive trends in sales of dental consumables. We are the proven leader in the dental equipment market, offering best-in-class technology and basic equipment that is wrapped with Patterson’s industry-leading after-sales support platform. We saw this continue to play out during the first quarter as we performed well in new unit sales of the CEREC Omnicam® and basic dental equipment. Growth in these product categories did not offset the successful Omnicam trade-up program from the prior fiscal year. We remain confident in the growth prospects for our dental equipment for fiscal 2015.”

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Patterson Veterinary

First quarter fiscal 2015 sales for the Veterinary unit increased nearly 94 percent from the prior year period to $386.3 million. Patterson Veterinary now constitutes more than one-third of the company’s total sales. U.S. sales, which exclude NVS, were up nearly 7 percent from the previous year, totaling approximately $212.8 million. For U.S. veterinary sales, versus the year-ago first quarter:

•	Consumable sales totaled $201.5 million, up more than 7 percent from prior year levels;

•	Equipment sales declined slightly to $7.4 million; and

•	Other services and products, consisting primarily of technical service, parts and labor, and software support services, increased nearly 12 percent.

Anderson said, “We saw strong growth in consumable sales, reflecting an improved selling environment in North America, as well as the addition of new product lines. We also continue to be very pleased with NVS, our U.K.-based veterinary business, and its contribution to our performance. First quarter results for that business exceeded our expectations and were aided by a more intense flea and tick season in the U.K. We are confident that we will continue to take advantage of the growth opportunities that result from our expanded geographic footprint.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment business, totaled $120.6 million in the fiscal first quarter. During fiscal 2014, the company divested certain non-core assets in this segment. Excluding the impact from these divestitures, year-over-year sales performance was essentially flat. Patterson Medical represented a little more than 11 percent of total company sales.

Commented Anderson: “Fiscal first quarter performance in our medical business was in line with our expectations. With the divestitures behind us and a new management team in place, we are positioned to execute on our growth strategies. We have aligned our business around those areas with strategic value and where we have core competency. We are confident in our future success.”

Share Repurchases and Dividends

During the fiscal 2015 first quarter, Patterson repurchased approximately 1.1 million shares of its outstanding common stock, with a value of $43.9 million, leaving approximately 21 million shares for repurchase under the current authorization. The company also paid $20 million in cash dividends to shareholders.

Business Outlook

Commented Anderson: “We are maintaining our earnings guidance range for fiscal 2015 of $2.20-$2.30 per diluted share. We believe that the recent change announced by IDEXX Laboratories, Inc., to move to a direct sales and distribution model in the veterinary market effective January 1, 2015, does not materially impact our fiscal 2015 outlook and we expect to mitigate the potential reduction in net income from this move. Again, this year we are focused on execution in order to capitalize on the growth opportunities that will come from the investments we are making and the strategies we are implementing to further enhance our product and service offering.”

First Quarter Conference Call and Replay

Patterson’s fiscal first quarter earnings conference call will start at 10 a.m. Eastern today. A slide presentation reviewing the company’s operational performance for the quarter and a link to the audio webcast will be posted at www.pattersoncompanies.com. The conference call will be

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archived on Patterson’s website. The first-quarter fiscal 2015 earnings conference call replay will be available beginning at 12 p.m. CT (1:00 p.m. ET) today, through 12:00 p.m. CT (1:00 p.m. ET) on Thursday, August 28, 2014. Interested persons may dial 888-203-1112 and provide the Conference ID 1392199, when prompted.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; potential disruptions in our operations during our enterprise resource planning implementation; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	July 26,	July 27,
	2014	2013
Net sales	$1,059,529	$880,125
Gross profit	296,225	281,518
Operating expenses	211,471	200,237

Operating income	84,754	81,281
Other expense, net	(7,266)	(9,124)

Income before taxes	77,488	72,157
Income taxes	27,199	26,265

Net income	$50,289	$45,892

Earnings per share:
Basic	$0.51	$0.45
Diluted	$0.50	$0.45
Shares:
Basic	99,329	101,027
Diluted	100,182	101,919
Dividends declared per common share	$0.20	$0.16
Gross margin—adjusted	32.3%	32.0%
NVS	-4.3	—

Gross margin—reported	28.0%	32.0%
Operating expenses as a % of net sales—adjusted	23.2%	22.8%
NVS	-3.2	—

Operating expenses as a % of net sales—reported	20.0%	22.8%
Operating income as a % of net sales—adjusted	9.1%	9.2%
NVS	-1.1	—

Operating income as a % of net sales—reported	8.0%	9.2%
Effective tax rate—adjusted	35.6%	36.4%
NVS	-0.5	—

Effective tax rate—reported	35.1%	36.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 26,	April 26,
	2014	2014
	(Unaudited)
ASSETS
Current assets:
Cash and short term investments	$302,347	$305,683
Receivables, net	564,458	607,580
Inventory	518,857	436,463
Prepaid expenses and other current assets	59,524	65,991

Total current assets	1,445,186	1,415,717
Property and equipment, net	214,453	204,939
Goodwill and other intangible assets	1,064,411	1,067,583
Investments and other	175,122	176,438

Total Assets	$2,899,172	$2,864,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$388,171	$342,056
Other accrued liabilities	190,395	201,407

Total current liabilities	578,566	543,463
Long-term debt	725,000	725,000
Other non-current liabilities	123,105	124,550

Total liabilities	1,426,671	1,393,013
Stockholders’ equity	1,472,501	1,471,664

Total Liabilities and Stockholders’ Equity	$2,899,172	$2,864,677

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 26,	July 27,
	2014	2013
Consolidated Net Sales
Consumable and printed products [1]	$796,777	$609,949
Equipment and software [1]	179,429	196,143
Other	83,323	74,033

Total	$1,059,529	$880,125

Dental Supply
Consumable and printed products [1]	$334,338	$328,008
Equipment and software [1]	148,783	161,825
Other	69,533	64,400

Total	$552,654	$554,233

Veterinary Supply
Consumable and printed products	$370,886	$188,201
Equipment and software	7,611	8,063
Other	7,805	3,419

Total	$386,302	$199,683

Rehabilitation Supply
Consumable and printed products	$91,553	$93,740
Equipment and software	23,035	26,255
Other	5,985	6,214

Total	$120,573	$126,209

Operating Income
Dental Supply	$53,213	$55,490
Veterinary Supply	13,987	9,047
Rehabilitation Supply	17,554	16,744

	$84,754	$81,281

Other (Expense) Income, net
Interest income	$1,561	$1,161
Interest expense	(8,768)	(8,567)
Other	(59)	(1,718)

	$(7,266)	$(9,124)

[1]	Certain products, primarily dental handpieces, were reclassed from equipment to consumables in current and prior periods

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 26,	July 27,
	2014	2013
Operating activities:
Net income	$50,289	$45,892
Depreciation & amortization	11,491	10,976
Non-cash employee compensation	6,412	4,462
Change in assets and liabilities, net of acquired	578	(40,205)

Net cash provided by operating activities	68,770	21,125
Investing activities:
Additions to property and equipment, net of disposals	(16,681)	(5,564)
Proceeds from sale	5,594	—
Purchase of investments	(359)	—

Net Cash used in investing activities	(11,446)	(5,564)
Financing activities:
Dividends paid	(20,062)	(29,773)
Share repurchases	(42,877)	(22,199)
Draw on revolver	130,000	135,000
Payment on revolver	(130,000)	—
Retirement of long-term debt	—	—
Other financing activities	(811)	1,732

Net cash provided by (used in) financing activities	(63,750)	84,760
Effect of exchange rate changes on cash	2,258	(2,180)

Net increase in cash and cash equivalents	$(4,168)	$98,141

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